Exhibit 21

Subsidiaries of Registrant

Name	State or Country of Incorporation
ICU Medical Sales, Inc.	Delaware
ICU Medical de Mexico, S. de R. L. de C.V.	Mexico
ICU Medical Europe S.r.l.	Italy
ICU World, Inc.	Delaware
ICU Medical Germany GmbH	Germany
ICU Medical Slovakia S.r.o.	Slovak Republic
ICU Medical, LLC	California
Medical Connections C.V.	Netherlands
ICU Medical B.V.	Netherlands
ICU Medical Australia Holdings Pty Limited	Australia
ICU Medical SA Pty Ltd	South Africa
EXC Holding Corp.	Delaware
Tangent Medical Technologies, Inc.	Delaware
Excelsior Medical Corporation	Delaware
ICU Medical France S.A.S.	France
ICU Medical Canada Inc.	Canada
ICU Medical HIS LLC	Delaware
ICU Medical Latam LLC	Delaware
ICU UK Medical Limited	United Kingdom
ICU Medical Ireland Limited	Ireland
ICU Medical Argentina S.R.L.	Argentina
ICU Medical Costa Rica, Ltd	Bahamas
ICU Medical Bahamas, Ltd	Bahamas
ICU Medical Chile Limitada	Chile
Hospira Chile Limitada	Chile
ICU Medical Colombia Limitada	Colombia
ICU Medical HIS Mexico S. de R.L. de C.V.	Mexico
ICU Medical Peru S.R.L.	Peru
ICU Medical Fleet Services, LLC	Delaware
ICU Medical Australia Pty Limited	Australia
Medical Australia Limited	Australia
Medivet Pty Ltd	Australia
ICU Medical Hong Kong Limited	Hong Kong
ICU Medical India LLP	India
ICU Medical Philippines, Inc.	Philippines
ICU Medical Unlimited Company	Ireland
ICU Medical Italia S.r.l.	Italy
ICU Medical Productos Farmacéuticos y Hospitalarios, S.L.	Spain
ICU Medical Spain, S.L.	Spain
BMDI Tuta Healthcare UK Ltd	United Kingdom
ICU Medical Aust MLA Pty Limited	Australia